Exhibit 99.1
GRIFFIN LAND & NURSERIES, INC.
One Rockefeller Plaza
Suite 2301
New York, New York 10020

April 9, 2015

To Our Stockholders:

Our two thousand fourteen fiscal year was one which marked a major transition for our Company. It was a year in which we exited our landscape nursery business (“Imperial”), moved forward in the diversification of our developed real estate base and set in motion a succession in management.

The sale of Imperial’s nursery inventory and leasing of its Connecticut farm to Monrovia Nursery Company (“Monrovia”) was a difficult but necessary step. For years we had worked at reducing inventories and building a high quality nursery operation. Unfortunately, we could not make it a profitable business. Our hope is that Monrovia, a large west-coast based nursery operation, will make the former Imperial operations a success. We are pleased that Monrovia employed practically all of the former growing and sales personnel of Imperial.

During the year, the diversification of our real estate business into the Lehigh Valley took substantial steps forward. The first building Griffin developed in the Lehigh Valley completed its first year under lease. The second building developed was completed and is 66% leased, with its tenant recently taking occupancy. In addition, we have done much of the site work for two additional buildings on a nearby parcel of undeveloped land acquired a little over two years ago. The first of these buildings, currently under construction, is 70% pre-leased, with the lessee having an option to lease the balance of the building. On completion of that building, we will have approximately 930,000 square feet in the Lehigh Valley, most of which is leased. The second building on that site is being prepared for the development of an additional approximately 252,000 square foot industrial space. The growth of our Lehigh Valley portfolio has been initiated and led by Michael Gamzon, currently our Chief Operating Officer and President, with major assistance from our Connecticut construction and operations personnel.

In Connecticut, we also made substantial progress in 2014. We leased an entire approximately 138,000 square foot building in New England Tradeport, substantially improving its interior to meet the high standards needed for an information and printing operation. Thus far this year, we have signed two new leases aggregating approximately 89,000 square feet in Tradeport and also signed a short-term lease extension for approximately 72,000 square feet which, subject to approval of a governmental contract, is expected to become a long-term lease of approximately 88,000 square feet. Our vacancy percentage, though lower than this time last year, is still higher than we would like. We expect that the aggregate effect of the recently completed leases of vacant space will be to increase profit and cash flow from our leasing operations.

In 2014, we maintained our strong liquidity position by refinancing the mortgages on three buildings which would have been due within a year, reducing their interest rates and increasing their principal. We also placed a new mortgage on our most recently completed Lehigh Valley building which we combined with an extension of the existing mortgage on the adjacent building. These steps enable us actively to seek other expansion possibilities in the Northeast and Mid-Atlantic areas.

During the year, there were no major land sales, although we did complete the sale of approximately 20 acres of land in East Granby, Connecticut that had been used by Imperial, and constructed much of the road required by our fiscal 2013 sale of the land for the Amazon warehouse. When that road construction is completed, which is expected in our fiscal 2015 third quarter, it will service about 130 acres of our undeveloped land in two parcels. These are potentially significant industrial sites. We are also evaluating how best to market our Meadowood residential acreage, whether in sections or in some other structure. At this time, the best approach has not been determined.

As we described previously in a press release, we analyzed the current potential benefit of a REIT conversion with counsel, financial advisors and accountants and concluded that the Company’s operations, as now constituted, would not result in a desirable conversion. We have not ruled out a later conversion to a REIT based on future developments. Such a result might come from continued expansion of operations and cash flow over a period of time. We plan to present to stockholders and potential investors some additional information regarding our Company at the annual stockholders meeting on May 12, 2015.

The following table shows the growth of our real estate business over the past ten years:

	2004		2014

Warehouse and industrial space square footage	695,000		2,331,000
Percentage of warehouse and industrial space leased at year end	88%		82%
Office and flex space square footage	433,000		433,000
Percentage of office and flex space leased at year end	73%		93%
Rental revenue less operating expenses of rental properties	$6.4	million	$12.8	million
Debt service on mortgages	$2.9	million	$5.9	million
Amortization of mortgage principal included in debt service above	$0.6	million	$2.0	million
Real estate assets at carrying cost	$66.2	million	$144.5	million
Real estate assets at carrying cost less mortgage debt	$34.3	million	$74.3	million

A most important announcement that I am delighted to make is that Michael Gamzon, currently our President and Chief Operating Officer, who has led our successful Pennsylvania expansion and been deeply involved in all of our operations, will become Chief Executive Officer on January 1, 2016. For a period, I will remain as Chairman. I look forward to Michael leading the Company thoughtfully and profitably, with the great assistance of our talented Connecticut personnel. In other planned changes, we are beginning a retirement of nonemployee directors of age 75 or older. This will take place over a series of years and it is expected that not more than one director over 75 will retire each year. John Kirby is our first to retire. We thank John for his service and will miss his perceptive analysis of our plans and operations.

/s/ Frederick M. Danziger	/s/ Michael S. Gamzon
Frederick M. Danziger	Michael S. Gamzon
Chairman and Chief Executive Officer	President and Chief Operating Officer

The information in the Letter to Stockholders includes forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein include the potential conversion to a REIT, expected impact of leasing vacant space on profits and cash flows from leasing operations, our financial position, expectations regarding Mr. Gamzon’s future role and success, conditions in the real estate industry, leasing currently vacant space, timing of completion of construction projects, expansion and property acquisitions, Griffin’s anticipated future liquidity and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this letter except as required by law.